Exhibit 99.1

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in millions except share amounts and per share amounts)

(Unaudited)

	As of September 30, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$179	$474
Accounts receivable, net	304	195
Inventories, net	130	113
Prepaid income taxes, net	81	51
Prepaid expenses and other current assets	204	193

Total current assets	898	1,026

Other assets:
Property, plant and equipment, net	204	216
Intangible assets, net	1,487	1,817
Goodwill	1,029	1,029
Other non-current assets	82	130

Total assets	$3,700	$4,218

LIABILITIES
Current liabilities:
Accounts payable	$32	$29
Accrued expenses and other current liabilities	502	668
Income taxes	47	18
Current portion of long-term debt	185	179

Total current liabilities	766	894

Other liabilities:
Long-term debt, excluding current portion	3,112	3,796
Other non-current liabilities	120	128

Total liabilities	3,998	4,818

Commitments and contingencies	—	—
SHAREHOLDERS’ (DEFICIT)
Ordinary shares, par value $0.01 per share; 500,000,000 shares authorized; 251,309,395 and 250,488,078 shares issued and outstanding	3	3
Additional paid-in capital	11	4
Accumulated (deficit)	(284)	(572)
Accumulated other comprehensive (loss)	(28)	(35)

Total shareholders’ (deficit)	(298)	(600)

Total liabilities and shareholders’ (deficit)	$3,700	$4,218

See accompanying notes to the unaudited condensed consolidated financial statements.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in millions except per share amounts)

(Unaudited)

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
REVENUE
Net sales	$588	$591	$1,765	$1,879
Other revenue	13	15	42	50

Total revenue	601	606	1,807	1,929

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization and impairment of intangible assets)	76	79	227	221
Selling, general and administrative	194	183	575	554
Restructuring (income) / costs	—	—	(3)	50
Research and development	28	25	86	73
Amortization of intangible assets	109	122	329	376
Impairment of intangible assets	—	—	—	106
Interest expense, net	54	65	179	179

INCOME BEFORE TAXES	140	132	414	370
Provision for income taxes	27	19	80	91

NET INCOME	$113	$113	$334	$279

Earnings per share:
Basic	$0.45	$0.46	$1.34	$1.12
Diluted	$0.45	$0.45	$1.32	$1.11
Dividends per share:	$—	$4.00	$0.25	$4.00

See accompanying notes to the unaudited condensed consolidated financial statements.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

(Unaudited)

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net Income	$113	$113	$334	$279
Other comprehensive income:
Cumulative translation adjustment	8	4	3	1
Actuarial gains related to defined benefit plans	1	—	4	—

Total other comprehensive income	9	4	7	1

Comprehensive Income	$122	$117	$341	$280

See accompanying notes to the unaudited condensed consolidated financial statements.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$334	$279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29	27
Amortization of intangible assets	329	376
Impairment of intangible assets	—	106
Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	(20)
Amortization and write-off of deferred loan costs	33	32
Stock-based compensation expense	19	17

Net income as adjusted per above	744	817
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid expenses and other current assets	(118)	(38)
(Increase) in inventories	(18)	(4)
(Decrease) in accounts payable, accrued expenses and other current liabilities	(160)	(179)
(Decrease) in income taxes and other, net	(7)	(48)

Net cash provided by operating activities	441	548

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets	15	—
Capital expenditures	(18)	(23)

Net cash (used in) investing activities	(3)	(23)

CASH FLOWS FROM FINANCING ACTIVITIES
Term borrowings under Senior Secured Credit Facilities	—	600
Payments for loan costs, including refinancing premium	—	(15)
Term repayments under Senior Secured Credit Facilities	(677)	(444)
Cash dividends paid	(62)	(955)
Redemption of ordinary shares	—	(32)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	5	8

Net cash (used in) financing activities	(734)	(838)

Effect of exchange rates on cash and cash equivalents	1	1

Net (decrease) in cash and cash equivalents	(295)	(312)
Cash and cash equivalents, beginning of period	474	616

Cash and cash equivalents, end of period	$179	$304

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes	$81	$119

SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Increase in liabilities related to the 2012 special dividend	$—	$47

See accompanying notes to the unaudited condensed consolidated financial statements.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Notes to the Condensed Consolidated Financial Statements (unaudited)

1. General

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The interim statements should be read in conjunction with the audited consolidated financial statements of Warner Chilcott Public Limited Company and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”). Subsequent events have been evaluated as applicable for inclusion in this report through December 31, 2013.

The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. The unaudited interim condensed consolidated financial information presented herein reflects all normal adjustments that are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. The Company is responsible for the unaudited interim condensed consolidated financial statements included in this report. The Company has made certain reclassifications to prior period information to conform to the current period presentation. All intercompany transactions and balances have been eliminated in consolidation.

2. Actavis Transaction

On October 1, 2013, pursuant to the transaction agreement, dated May 19, 2013, among Actavis, Inc. (“Actavis”), Warner Chilcott Public Limited Company (“Warner Chilcott”), Actavis plc (“New Actavis” and formerly known as Actavis Limited), Actavis Ireland Holding Limited, Actavis W.C. Holding LLC (now known as Actavis W.C. Holding Inc.) and Actavis W.C. Holding 2 LLC (now known as Actavis W.C. Holding 2 Inc.) (“MergerSub”) (the “Transaction Agreement”), (a) New Actavis acquired Warner Chilcott (the “Acquisition”) pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 and (b) MergerSub merged with and into Actavis, with Actavis as the surviving corporation in the merger (the “Merger” and, together with the Acquisition, the “Transactions”). Following the consummation of the Transactions, each of Actavis and Warner Chilcott became wholly owned subsidiaries of New Actavis. Warner Chilcott is an acquiree for accounting and financial reporting purposes beginning on October 1, 2013.

Pursuant to the terms of the Transaction Agreement, each Warner Chilcott ordinary share (other than those held by Actavis or any of its affiliates) (the “Warner Chilcott Ordinary Shares”) was converted into the right to receive 0.160 of a New Actavis ordinary share, and each Actavis common share (the “Actavis Common Shares”) was converted into the right to receive one New Actavis ordinary share. The aggregate value of the Acquisition was approximately $9 billion.

Pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), New Actavis is the successor issuer to Actavis and to Warner Chilcott, New Actavis’ ordinary shares are deemed to be registered under Section 12(b) of the Exchange Act, and New Actavis is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. New Actavis’ ordinary shares were approved for listing on the New York Stock Exchange (“NYSE”) and trade under the symbol “ACT.” The Actavis Common Shares were registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE. The Warner Chilcott Ordinary Shares were registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ Global Select Market (the “NASDAQ”). As a result of the merger, the Warner Chilcott Ordinary Shares and the Actavis Common Shares have been delisted from the NASDAQ and the NYSE, respectively. On September 30, 2013, NASDAQ Stock Market LLC filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to effect the delisting of the Warner Chilcott Ordinary Shares from the NASDAQ and the deregistration of the Warner Chilcott Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On October 11, 2013, Warner Chilcott filed a Form 15 to voluntarily suspend its duty to file periodic and other reports with the SEC.

As a result of the Acquisition, the Company incurred material financial impacts on October 1, 2013, that are discussed further in this document, including, but not limited to (i) the refinancing of the Senior Secured Credit Facilities (as defined below), (ii) the accelerated vesting of certain outstanding equity awards and (iii) the incurrence of third party general and administrative overhead expenses, primarily relating to expenses associated with the Company’s advisors. In addition, account balances will be impacted by acquisition method accounting under Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805 “Business Combinations”.

3. Summary of Significant Accounting Policies

The following are interim updates to certain of the policies described in “Note 2” of the notes to the Company’s audited consolidated financial statements for the year ended December 31, 2012 included in the Annual Report.

Revenue Recognition

Revenue from product sales is recognized when title and risk of loss to the product transfers to the customer, which is based on the transaction shipping terms. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and the completion of all performance obligations. The Company warrants products against defects and for specific quality standards, permitting the return of products under certain circumstances. Product sales are recorded net of all sales-related deductions including, but not limited to: trade discounts, sales returns and allowances, commercial and government rebates, customer loyalty programs and fee for service arrangements with certain distributors. The Company establishes provisions for its sales-related deductions in the same period that it recognizes the related gross sales based on select criteria for estimating such contra revenues including, but not limited to: contract terms, government regulations, estimated utilization or redemption rates, costs related to the programs and other historical data. These reserves reduce revenues and are included as either a reduction of accounts receivable or as a component of liabilities. No material revisions were made to the methodology used in determining these reserves during the quarter and nine months ended September 30, 2013.

As of September 30, 2013 and December 31, 2012, the amounts related to all sales-related deductions included as a reduction of accounts receivable were $28 million and $31 million, respectively. The amounts related to all sales-related reductions included as liabilities were $385 million (of which $120 million related to reserves for product returns) and $434 million (of which $118 million related to reserves for product returns) as of September 30, 2013 and December 31, 2012, respectively. The provisions recorded to reduce gross sales to net sales were $163 million and $203 million in the quarters ended September 30, 2013 and 2012, respectively, and $536 million and $649 million in the nine months ended September 30, 2013 and 2012, respectively.

In early 2010, the U.S. Patient Protection and Affordable Care Act of 2010 was signed into law. This statute impacts the Company’s net sales by increasing certain rebates it pays per prescription, most notably managed Medicaid rebates and the Medicare Part D, or “donut hole” rebates. Included in the provisions recorded to reduce gross sales to net sales are the current provisions related to sales due to the increased Medicaid rebates and donut hole rebates, which totaled $16 million and $14 million in the quarters ended September 30, 2013 and 2012, respectively, and $46 million and $49 million in the nine months ended September 30, 2013 and 2012, respectively.

Deferred Loan Costs

Expenses associated with the issuance of indebtedness are capitalized and amortized as a component of interest expense over the term of the respective financing arrangements using the effective interest method. In the event that long-term debt is prepaid, the deferred loan costs associated with such indebtedness are expensed as a component of interest expense in the period in which such prepayment is made. Interest expense resulting from the amortization and write-offs of deferred loan costs amounted to $8 million and $15 million in the quarters ended September 30, 2013 and 2012, respectively, and $33 million and $32 million in the nine months ended September 30, 2013 and 2012, respectively. Aggregate deferred loan costs, net of accumulated amortization, were $47 million and $80 million as of September 30, 2013 and December 31, 2012, respectively, of which $11 million and $16 million were included in prepaid expenses and other current assets in the condensed consolidated balance sheets, respectively, and $36 million and $64 million were recorded in other non-current assets in the condensed consolidated balance sheets, respectively.

On October 1, 2013, in connection with the refinancing of the Senior Secured Credit Facilities, as discussed further in “Note 12”, the Company extinguished the then outstanding Senior Secured Credit Facilities (as defined below) and incurred a non-cash interest expense relating to the write-off of deferred loan costs due to such refinancing being deemed a debt modification requiring debt extinguishment treatment in accordance with ASC 405-20 “Extinguishment of Liabilities.”

Restructuring Costs

The Company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. In accordance with existing benefit arrangements, employee severance costs are accrued when the restructuring actions are probable and estimable. Costs for one-time termination benefits where the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period. Curtailment (gains) / losses associated with defined benefit arrangements for severed employees are recognized in accordance with ASC Topic 715 “Compensation – Retirement Benefits.” See “Note 4” for more information.

4. Strategic Initiatives

Western European Restructuring

In April 2011, the Company announced a plan to restructure its operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The restructuring did not impact the Company’s operations at its headquarters in Dublin, Ireland, its facilities in Dundalk, Ireland, Larne, Northern Ireland or Weiterstadt, Germany or its commercial operations in the United Kingdom. The Company determined to proceed with the restructuring following the completion of a strategic review of its operations in its Western European markets where its product ACTONEL lost exclusivity in late 2010. ACTONEL accounted for approximately 70% of the Company’s Western European revenues in the year ended December 31, 2010. In connection with the restructuring, the Company has moved to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. The implementation of the restructuring plan impacted approximately 500 employees in total. There were no charges incurred during the quarter ended September 30, 2013. In the nine months ended September 30, 2013, the Company recorded restructuring income of $3 million, which was comprised of pretax severance income of $3 million recorded based on estimated future payments in accordance with specific contractual terms and employee specific events and pension-related curtailment gains of $1 million, offset, in part, by non-personnel related costs of $1 million.

In the quarter ended September 30, 2012, the Company incurred pretax severance costs of zero and other restructuring costs of $1 million, which were offset, in full, by pension-related curtailment gains of $1 million. In the nine months ended September 30, 2012, the Company recorded restructuring costs of $50 million, which were comprised of pretax severance costs of $57 million and other restructuring costs of $2 million, offset, in part, by pension-related curtailment gains of $9 million.

The Company does not expect to record any material expenses or gains relating to the Western European restructuring in future periods. The majority of the remaining severance-related costs and other liabilities are expected to be settled in cash within the next twelve months.

Severance Liabilities

The following table summarizes the activity in the Company’s aggregate severance liabilities during the quarter and nine months ended September 30, 2013:

Balance, December 31, 2012	$32
Western European severance adjustments included in restructuring (income)	(3)
Cash payments during the period	(14)
Foreign currency translation adjustments and other	1

Balance, June 30, 2013	$16

Cash payments during the period	(4)
Foreign currency translation adjustments and other	1

Balance, September 30, 2013	$13

5. ENABLEX Acquisition

The Company and Novartis Pharmaceuticals Corporation (“Novartis”) were parties to an agreement to co-promote ENABLEX, developed by Novartis, in the United States. On October 18, 2010, the Company acquired the U.S. rights to ENABLEX from Novartis for an upfront payment of $400 million in cash at closing, plus potential future milestone payments of up to $20 million in the aggregate subject to the achievement of pre-defined 2011 and 2012 ENABLEX net sales thresholds (the “ENABLEX Acquisition”). At the time of the ENABLEX Acquisition, $420 million was recorded as a component of intangible assets and is being amortized on an accelerated basis over the period of the projected cash flows for the product. Concurrent with the closing of the ENABLEX Acquisition, the Company and Novartis terminated their existing co-promotion agreement, and the Company assumed full control of sales and marketing of ENABLEX in the U.S. market. In connection with the ENABLEX Acquisition, Novartis agreed to manufacture ENABLEX for the Company until October 31, 2013. Novartis also currently packages ENABLEX for the Company.

In the nine months ended September 30, 2012, the Company concluded that it was no longer probable, as defined by ASC Topic 450 “Contingencies”, that the contingent milestone payments to Novartis would be required to be paid. As a result, the Company reversed the related liability and recorded a $20 million gain, which reduced selling, general and administrative (“SG&A”) expenses in the nine months ended September 30, 2012.

6. Shareholders’ (Deficit)

In November 2011, the Company announced that its Board of Directors had authorized the redemption of up to an aggregate of $250 million of its ordinary shares (the “Prior Redemption Program”). Pursuant to the Prior Redemption Program, the Company recorded the redemption of 1.9 million ordinary shares (at an aggregate cost of $32 million), in the nine months ended September 30, 2012. Following the settlement of such redemptions, the Company cancelled all shares redeemed. As a result of the redemptions recorded during the nine months ended September 30, 2012, in accordance with ASC Topic 505 “Equity,” the Company recorded a decrease in ordinary shares at par value of $0.01 per share, and an increase in an amount equal to the aggregate purchase price above par value in accumulated deficit of approximately $32 million in the nine months ended September 30, 2012. The Prior Redemption Program allowed the Company to redeem up to an aggregate of $250 million of its ordinary shares and was to terminate on the earlier of December 31, 2012 or the redemption by the Company of an aggregate of $250 million of its ordinary shares. On August 7, 2012, the Company announced that its Board of Directors had authorized the renewal of the Prior Redemption Program. The renewed program (the “Current Redemption Program”) replaced the Prior Redemption Program and allowed the Company to redeem up to an aggregate of $250 million of its ordinary shares in addition to those redeemed under the Prior Redemption Program. The Current Redemption Program was set to terminate on the earlier of December 31, 2013 or the redemption by the Company of an aggregate of $250 million of its ordinary shares. As of September 30, 2013, the Company had not redeemed any ordinary shares under the Current

Redemption Program. In connection with the Transactions, on October 1, 2013, each Warner Chilcott Ordinary Share (other than those held by Actavis or any of its affiliates) was converted into the right to receive 0.160 of a New Actavis ordinary share and therefore, there are no ordinary shares for future redemptions remaining.

On August 7, 2012, the Company announced a dividend policy (the “Dividend Policy”) relating to the payment of a total annual cash dividend to its ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share. On June 14, 2013, the Company paid a semi-annual cash dividend under the Dividend Policy in the amount of $0.25 per share, or $63 million in the aggregate. At the time of the semi-annual dividend the Company’s retained earnings were in a deficit position and consequently the semi-annual dividend reduced the additional paid-in-capital of the Company from $17 million to zero as of May 31, 2013 and increased the Company’s accumulated deficit by $46 million.

The Company has operations in the United States, Puerto Rico, United Kingdom, Republic of Ireland, Australia, Canada and many other Western European countries. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. Translation adjustments are reflected in shareholders’ (deficit) as a component of accumulated other comprehensive (loss). The Company also realizes foreign currency gains / (losses) in the normal course of business based on movement in the applicable exchange rates. These gains / (losses) are included as a component of SG&A.

The movements in accumulated other comprehensive (loss) for the quarters and nine months ended September 30, 2013 were as follows:

(dollars in millions)	Cumulative Translation Items	Defined Benefit Plan Items	Total Accumulated Other Comprehensive (Loss)
Balance as of December 31, 2012	$(25)	$(10)	$(35)
Other comprehensive (loss) / income before reclassifications into SG&A	(5)	3	(2)
Amounts reclassified from accumulated other comprehensive (loss) into SG&A	—	—	—

Total other comprehensive (loss) / income	(5)	3	(2)

Balance as of June 30, 2013	$(30)	$(7)	$(37)

Other comprehensive income before reclassifications into SG&A	8	1	9
Amounts reclassified from accumulated other comprehensive (loss) into SG&A	—	—	—

Total other comprehensive income	8	1	9

Balance as of September 30, 2013	$(22)	$(6)	$(28)

The movements in accumulated other comprehensive income / (loss) for the quarter and nine months ended September 30, 2012 were as follows:

(dollars in millions)	Cumulative Translation Items	Defined Benefit Plan Items	Total Accumulated Other Comprehensive (Loss)
Balance as of December 31, 2011	$(30)	$4	$(26)
Other comprehensive (loss) before reclassifications into SG&A	(3)	—	(3)
Amounts reclassified from accumulated other comprehensive (loss) into SG&A	—	—	—

Total other comprehensive (loss)	(3)	—	(3)

Balance as of June 30, 2012	$(33)	$4	$(29)

Other comprehensive income before reclassifications into SG&A	4	—	4
Amounts reclassified from accumulated other comprehensive (loss) into SG&A	—	—	—

Total other comprehensive income	4	—	4

Balance as of September 30, 2012	$(29)	$4	$(25)

7. Earnings Per Share

The Company accounts for earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of EPS to be disclosed: basic and diluted. The numerator in calculating basic and diluted EPS is an amount equal to the consolidated net income for the periods presented. The denominator in calculating basic EPS is the weighted average shares outstanding for the respective periods. The denominator in calculating diluted EPS is the weighted average shares outstanding, plus the dilutive effect of stock option grants and unvested restricted share/share unit grants for the respective periods. The following sets forth the basic and diluted calculations of EPS for the quarters and nine months ended September 30, 2013 and 2012:

(in millions, except per share amounts)	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net income available to ordinary shareholders	$113	$113	$334	$279

Weighted average number of ordinary and potential ordinary shares outstanding:
Basic number of ordinary shares outstanding	250.0	248.3	249.5	248.2
Dilutive effect of grants of stock options and unvested restricted shares/share units	3.8	2.3	3.0	2.3

Diluted number of ordinary and potential ordinary shares outstanding	253.8	250.6	252.5	250.5

Earnings per ordinary share:
Basic	$0.45	$0.46	$1.34	$1.12

Diluted	$0.45	$0.45	$1.32	$1.11

Dividend per ordinary share	$—	$4.00	$0.25	$4.00

The Prior Redemption Program decreased each of the weighted average basic shares outstanding and the weighted average diluted shares outstanding by 1.9 million shares and 1.7 million shares during the quarter and nine months ended September 30, 2012, respectively. The remaining 0.2 million shares redeemed in the nine months ended September 30, 2012 were not included in the calculation of basic or diluted EPS for the nine months ended September 30, 2012 as their impact was anti-dilutive under the treasury stock method.

The following represents amounts not included in the above calculation of diluted EPS as their impact was anti-dilutive under the treasury stock method including the implied purchase cost of non-qualified options to purchase ordinary shares and restricted ordinary shares/share units to be repurchased as defined by ASC 260:

(in millions)	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Stock options to purchase ordinary shares	4.2	4.5	4.4	4.5

Unvested restricted shares/share units	1.5	1.8	2.5	2.1

8. Sanofi Collaboration Agreement

The Company and Sanofi-Aventis U.S. LLC (“Sanofi”) are parties to a collaboration agreement pursuant to which the parties co-develop and market ACTONEL on a global basis, excluding Japan (the “Collaboration Agreement”). ATELVIA, the Company’s risedronate sodium delayed-release product launched in January 2011 and currently sold in the United States and Canada, is also marketed pursuant to the Collaboration Agreement. As a result of ACTONEL’s loss of patent exclusivity in Western Europe in late 2010 and as part of the Company’s transition to a wholesale distribution model in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom, the Company and/or Sanofi reduced or discontinued marketing and promotional efforts in certain territories covered by the Collaboration Agreement. Under the Collaboration Agreement, the Company’s and Sanofi’s rights and obligations are specified by geographic market. For example, under the Collaboration Agreement, Sanofi generally has the right to elect to participate in the development of ACTONEL-related product improvements, other than product improvements specifically related to the United States and Puerto Rico, where the Company has full control over all product development decisions following the April 2010 amendment discussed below. Under the Collaboration Agreement following the April 2010 amendment, the ongoing global research and development (“R&D”) costs for ACTONEL are shared equally between the parties, except for R&D costs specifically related to the United States and Puerto Rico, which are borne solely by the Company. In certain geographic markets, the Company and Sanofi share selling and advertising and promotion (“A&P”) costs, as well as product profits based on contractual percentages. In the geographic markets where the Company is deemed to be the principal in transactions with customers and invoices sales, the Company recognizes all revenues from sales of the product along with the related product costs. In these markets, all selling and A&P expenses incurred by the Company and all contractual payments to Sanofi are recognized in SG&A expenses. In geographic markets where Sanofi is deemed to be the principal in transactions with customers and invoices sales, the Company’s share of selling and A&P expenses is recognized in SG&A expenses, and the Company recognizes its share of income attributable to the contractual payments made by Sanofi to the Company in these territories, on a net basis, as a component of “other revenue.”

In April 2010, the Company and Sanofi entered into an amendment to the Collaboration Agreement. Pursuant to the terms of the amendment, the Company took full operational control over the promotion, marketing and R&D decisions for ACTONEL and ATELVIA in the United States and Puerto Rico, and assumed responsibility for all associated costs relating to those activities. Prior to the amendment, the Company shared such costs with Sanofi in these territories. The Company remained the principal in transactions with customers in the United States and Puerto Rico and continues to invoice all sales in these territories. In return, it was agreed that for the remainder of the term of the Collaboration Agreement, Sanofi would receive, as part of the global collaboration agreement between the parties, payments from the Company which, depending on actual net sales in the United States and Puerto Rico, are based on the lower of (i) an agreed percentage of either United States and Puerto Rico actual net sales or (ii) an agreed sales threshold for the territory. As of September 30, 2013, the fixed minimum payments under the Collaboration Agreement relating to the United States and Puerto Rico totaled $125 million, all of which will be payable in the year ending December 31, 2014.

On October 28, 2013, Warner Chilcott Company, LLC (“WCCL”), our indirect wholly-owned subsidiary, and Sanofi entered into an amendment (the “Amendment”) to the Collaboration Agreement. Pursuant to the Amendment, the parties amended the Collaboration Agreement with respect to ACTONEL and ATELVIA in the U.S. and Puerto Rico (the “Exclusive Territory”) to provide that, in exchange for the payment of a lump sum of $125 million by WCCL to Sanofi in the year ended December 31, 2013, WCCL’s obligations with respect to the global reimbursement payment, which represented a percentage of Actavis’ net sales as defined, as it relates to the Exclusive Territory for the year ended December 31, 2014 shall be satisfied in full. The Amendment does not apply to or affect the parties’ respective rights and obligations under the Collaboration Agreement with respect to (i) the remainder of 2013 or (ii) territories outside the Exclusive Territory.

The Company will continue to sell ACTONEL and ATELVIA products with Sanofi in accordance with its obligations under the Collaboration Agreement until the termination of the Collaboration Agreement on January 1, 2015, at which time all of Sanofi’s rights under the Collaboration Agreement will revert to the Company. Thereafter, the Company will have the sole right to market and promote ACTONEL and ATELVIA on a global basis, excluding Japan.

For the quarters and nine months ended September 30, 2013 and 2012, the Company recognized net sales, other revenue and co-promotion expenses as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2013	2012	2013	2012
Net sales
ACTONEL	$80	$107	$263	$372
ATELVIA	17	19	54	51
Other revenue
ACTONEL	11	12	35	43
Co-promotion expense
ACTONEL / ATELVIA	43	53	143	173

9. Inventories

Inventories consisted of the following:

(dollars in millions)	As of September 30, 2013	As of December 31, 2012
Finished goods	$57	$57
Work-in-progress / Bulk	29	26
Raw materials	44	30

Total	$130	$113

Total inventories are net of $20 million and $22 million related to inventory obsolescence reserves as of September 30, 2013 and December 31, 2012, respectively.

Product samples are stated at cost ($6 million and $8 million as of September 30, 2013 and December 31, 2012, respectively) and are included in prepaid expenses and other current assets.

10. Goodwill and Intangible Assets

The Company’s goodwill and a trademark have been deemed to have indefinite lives and are not amortized. The Company’s acquired intellectual property, licensing agreements and certain trademarks that do not have indefinite lives are being amortized on either an economic benefit model, which typically results in accelerated amortization or on a straight-line basis over their useful lives not to exceed 15 years.

The Company’s intangible assets as of September 30, 2013 consisted of the following:

	Gross Carrying	Accumulated	Net Carrying
(dollars in millions)	Value	Amortization	Value
Definite-lived intangible assets
ASACOL / DELZICOL product family	$1,849	$899	$950
ENABLEX	506	322	184
ATELVIA	241	49	192
ACTONEL	525	468	57
ESTRACE Cream	411	366	45
Other products	1,485	1,456	29

Total definite-lived intangible assets	5,017	3,560	1,457

Indefinite-lived intangible assets
Trademark	30	—	30

Total intangible assets, net	$5,047	$3,560	$1,487

The Company’s intangible assets as of December 31, 2012 consisted of the following:

(dollars in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets
ASACOL / DELZICOL product family	$1,849	$742	$1,107
ENABLEX	506	252	254
ATELVIA	241	31	210
ACTONEL	525	413	112
ESTRACE Cream	411	343	68
Other products	1,485	1,449	36

Total definite-lived intangible assets	5,017	3,230	1,787

Indefinite-lived intangible assets
Trademark	30	—	30

Total intangible assets, net	$5,047	$3,230	$1,817

Aggregate amortization expense related to intangible assets was $109 million and $122 million for the quarters ended September 30, 2013 and 2012, respectively, and was $329 million and $376 million for the nine months ended September 30, 2013 and 2012, respectively. The Company continuously reviews its products’ remaining useful lives based on each product’s estimated future cash flows. The Company may incur material impairment charges or accelerate the amortization of certain intangible assets based on triggering events that reduce expected future cash flows, including those events relating to the loss of market exclusivity for any of the Company’s products as a result of the expiration of a patent, the expiration of U.S. Food and Drug Administration (“FDA”) exclusivity or an at-risk launch of a competing generic product. Based on the Company’s review of future cash flows, the Company recorded an impairment charge in the nine months ended September 30, 2012 of $106 million, $101 million of which was attributable to the impairment of the Company’s DORYX intangible asset following the April 30, 2012 decision of the U.S. District Court for the District of New Jersey holding that neither Mylan Pharmaceuticals Inc.’s (“Mylan”) nor Impax Laboratories, Inc.’s (“Impax”) proposed generic version of the Company’s DORYX 150 mg product (“DORYX 150”) infringed U.S. Patent No. 6,958,161 covering DORYX 150 (the “161 Patent”) and Mylan’s subsequent introduction of a generic product in early May 2012. For a discussion of the DORYX patent litigation and the Company’s other ongoing patent litigation refer to “Note 15”.

As of September 30, 2013, estimated amortization expense based on current forecasts (excluding indefinite-lived intangible assets) for the period from October 1, 2013 to December 31, 2013 and for each of the next five years is as follows:

(dollars in millions)	Amortization
2013 (remaining)	$110
2014	369
2015	291
2016	186
2017	157
2018	130
Thereafter	214

$1,457

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(dollars in millions)	As of September 30, 2013	As of December 31, 2012
Product rebate accruals (commercial and government)	$222	$269
Sales return reserves	120	118
Customer loyalty and coupon programs	43	47
Payroll, commissions, and employee costs	33	35
Professional fees	15	17
Severance accruals(1)	12	31
R&D expense accruals	8	4
Obligations under product licensing and distribution agreements	5	10
Interest payable	4	29
U.S. branded prescription drug fee	4	—
Liabilities related to dividends declared	3	7
Litigation-related accrual	3	6
Deferred liabilities	3	3
Withholding taxes	2	12
ACTONEL co-promotion liability	—	49
Other	25	31

Total	$502	$668

(1)	Severance liabilities included as a component of other non-current liabilities totaled $1 million as of each September 30, 2013 and December 31, 2012.

12. Indebtedness

Senior Secured Credit Facilities (terminated on October 1, 2013)

On March 17, 2011, Warner Chilcott Holdings Company III, Limited (“Holdings III”), WC Luxco S.à r.l. (the “Luxco Borrower”), Warner Chilcott Corporation (“WCC” or the “US Borrower”) and WCCL (or the “PR Borrower,” and together with the Luxco Borrower and the US Borrower, the “Borrowers”) entered into a new credit agreement (the “Credit Agreement”) with a syndicate of lenders (the “Lenders”) and Bank of America, N.A. as administrative agent, in order to refinance the Company’s then-outstanding senior secured credit facilities (the “Prior Senior Secured Credit Facilities”). Pursuant to the Credit Agreement, the Lenders provided senior secured credit facilities (the “Initial Senior Secured Credit Facilities”) in an aggregate amount of $3,250 million comprised of (i) $3,000 million in aggregate term loan facilities and (ii) a $250 million revolving credit facility available to all Borrowers (the “Revolving Credit Facility”). The term loan facilities were initially comprised of (i) a $1,250 million Term A Loan Facility (the “Term A Loan”) and (ii) a $1,750 million Term B Loan Facility consisting of an $800 million Term B-1 Loan, a $400 million Term B-2 Loan and a $550 million Term B-3 Loan (together, the “Initial Term B Loans”). The proceeds of these term loans, together with approximately $279 million of cash on hand, were used to make an optional prepayment of $250 million in aggregate term loans under the Prior Senior Secured Credit Facilities, repay the remaining $2,969 million in aggregate term loans outstanding under the Prior Senior Secured Credit Facilities, terminate the Prior Senior Secured Credit Facilities and pay certain related fees, expenses and accrued interest.

On August 20, 2012, Holdings III and the Borrowers entered into an amendment to the Credit Agreement, pursuant to which the Lenders provided additional term loans in an aggregate principal amount of $600 million (the “Additional Term Loan Facilities” and, together with the Initial Senior Secured Credit Facilities, the “Senior Secured Credit Facilities”), which, together with cash on hand, were used to fund a special cash dividend in September 2012 of $4.00 per share, or $1,002 million in the aggregate (the “2012 Special Dividend”), and to pay related fees and expenses. The Additional Term Loan Facilities were comprised of (i) a $250 million Term B-4 Loan Facility and a $50 million Term B-5 Loan Facility (collectively, the “Term B-4/5 Loan”) and (ii) a $300 million Additional Term B-1 Loan Facility (the “Additional Term B-1 Loan”).

The Term A Loan was set to mature on March 17, 2016 and bore interest at LIBOR plus 3.00%, with a LIBOR floor of 0.75%, each of the Initial Term B Loans and the Additional Term B-1 Loan was set to mature on March 15, 2018 and bore interest at LIBOR plus 3.25%, with a LIBOR floor of 1.00%, and the Term B-4/5 Loan was set to mature on August 20, 2017 and bore interest at LIBOR plus 3.00%, with no LIBOR floor. The Revolving Credit Facility was set to mature on March 17, 2016 and included a $20 million sublimit for swing line loans and a $50 million sublimit for the issuance of standby letters of credit. Any swing line loans and letters of credit would have reduced the available commitment under the Revolving Credit Facility on a dollar-for-dollar basis. Loans drawn under the Revolving Credit Facility bore interest at LIBOR plus 3.00%, and letters of credit issued under the Revolving Credit Facility were subject to a fee equal to 3.00% per annum on the amounts thereof. The Borrowers were also required to pay a commitment fee on the unused commitments under the Revolving Credit Facility at a rate of 0.75% per annum, subject to leverage-based step-downs.

The loans and other obligations under the Senior Secured Credit Facilities (including in respect of hedging agreements and cash management obligations) were (i) guaranteed by Holdings III and substantially all of its subsidiaries (subject to certain exceptions and limitations) and (ii) were secured by substantially all of the assets of the Borrowers and each guarantor (subject to certain exceptions and limitations). In addition, the Senior Secured Credit Facilities contained (i) customary provisions related to mandatory prepayment of the loans thereunder with (a) 50% of excess cash flow, as defined, subject to a leverage-based step-down and (b) the proceeds of asset sales or casualty events (subject to certain limitations, exceptions and reinvestment rights) and the incurrence of certain additional indebtedness and (ii) certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements and, in each case, subject to certain exceptions.

The Senior Secured Credit Facilities specified certain customary events of default including, without limitation, non-payment of principal or interest, violation of covenants, breaches of representations and warranties in any material respect, cross default or cross acceleration of other material indebtedness, material judgments and liabilities, certain Employee Retirement Income Security Act events and invalidity of guarantees and security documents under the Senior Secured Credit Facilities.

The fair value as of September 30, 2013 and December 31, 2012 of the Company’s then outstanding debt under its Senior Secured Credit Facilities, as determined in accordance with ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) under Level 2 based upon quoted prices for similar items in active markets, was approximately $2,039 million ($2,041 million book value) and $2,744 million ($2,718 million book value), respectively.

As of September 30, 2013, there were letters of credit totaling $2 million outstanding. As a result, the Company had $248 million available under the Revolving Credit Facility as of September 30, 2013. During the quarter and nine months ended September 30, 2013, the Company made optional prepayments of $152 million and $552 million, respectively, of its term loan indebtedness under the Senior Secured Credit Facilities.

New Senior Secured Credit Facilities

On October 1, 2013, in connection with the Acquisition, the Company completed the refinancing of its Senior Secured Credit Facilities. The new senior secured credit facilities were entered into by New Actavis, the Borrowers, Warner Chilcott Finance LLC, as a guarantor, and Bank of America, N.A. as Administrative Agent. The new senior secured credit facilities were comprised of $2,000 million of term loan indebtedness in the aggregate (the “New Senior Secured Credit Facilities”) and were used, together with other working capital, to refinance the Company’s then outstanding Senior Secured Credit Facilities. The New Senior Secured Credit Facilities are comprised of $1,000 million of three year term loan indebtedness maturing on October 1, 2016 (the “Three Year Tranche”) and $1,000 million of five year term loan indebtedness maturing on October 1, 2018 (the “Five Year Tranche”).

Borrowings under the New Senior Secured Credit Facilities will bear interest at the applicable Borrower’s choice at a per annum rate equal to either (i) a base rate plus an applicable margin per annum varying from (x) 0.00% per annum to 0.75% per annum under the Three Year Tranche and (y) 0.125% per annum to 0.875% per annum under the Five Year Tranche, depending on the debt rating or (b) a Eurodollar rate, plus an applicable margin varying from (x) 1.00% per annum to 1.75% per annum under the Three Year Tranche and (y) 1.125% per annum to 1.875% per annum under the Five Year Tranche, depending on the debt rating.

The outstanding principal amount of loans under the Five Year Tranche is payable in equal quarterly amounts of 2.50% per quarter with the remaining balance payable on October 1, 2018. The outstanding principal amount of loans under the Three Year Tranche is not subject to quarterly amortization and shall be payable in full on October 1, 2016.

The borrowings under the New Senior Secured Credit Facilities will be jointly and severally guaranteed by (i) New Actavis, (ii) each subsidiary of New Actavis (other than any Borrower) that is a primary obligor or a guarantor under the 7.75% Notes (as defined below) and (iii) any subsidiary (other than any Borrower) that becomes a guarantor of third party indebtedness of a Borrower in an aggregate principal amount exceeding $200 million (unless, in the case of a foreign subsidiary, such guarantee would give rise to adverse tax consequences as reasonably determined by New Actavis).

7.75% Notes

On August 20, 2010, the Company and certain of the Company’s subsidiaries entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), in connection with the issuance by WCCL and Warner Chilcott Finance LLC (together, the “Issuers”) of $750 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”). The 7.75% Notes are unsecured senior obligations of the Issuers, guaranteed on a senior basis by the Company and its subsidiaries that guarantee obligations under the Senior Secured Credit Facilities, subject to certain exceptions. The 7.75% Notes will mature on September 15, 2018. Interest on the 7.75% Notes is payable on March 15 and September 15 of each year, and the first payment was made on March 15, 2011.

On September 29, 2010, the Issuers issued an additional $500 million aggregate principal amount of 7.75% Notes at a premium of $10 million. The proceeds from the issuance of the additional 7.75% Notes were used by the Company to fund its $400 million upfront payment in connection with the ENABLEX Acquisition, which closed on October 18, 2010, and for general corporate purposes. The additional 7.75% Notes constitute a part of the same series, and have the same guarantors, as the 7.75% Notes issued in August 2010. The $10 million premium received was added to the face value of the 7.75% Notes and is being amortized over the life of the 7.75% Notes as a reduction to reported interest expense.

The Indenture contains restrictive covenants that limit, among other things, the ability of each of Holdings III, and certain of Holdings III’s subsidiaries, to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, repurchase subordinated debt and common and preferred stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. Certain of these restrictive covenants will be suspended at any time when the 7.75% Notes are rated Investment Grade by each of S&P and Moody’s and no Default has occurred and is continuing, in each case as described and defined in the Indenture. The Indenture also contains customary events of default which would permit the holders of the 7.75% Notes to declare those 7.75% Notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the 7.75% Notes or other material indebtedness, the failure to comply with covenants, and specified events of bankruptcy and insolvency.

The fair value of the Company’s outstanding 7.75% Notes ($1,250 million book value), as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $1,359 million and $1,325 million as of September 30, 2013 and December 31, 2012, respectively.

On October 1, 2013, in connection with the completion of the Transactions, New Actavis, the Issuers and Wells Fargo Bank, National Association, as the Trustee (the “Trustee”), entered into a third supplemental indenture (the “Supplemental Indenture”) to the Indenture, among the Issuers, the guarantors party thereto and the Trustee, with respect to the 7.75% Notes. Pursuant to the Supplemental Indenture, New Actavis has provided a full and unconditional guarantee of the 7.75% Notes.

On October 1, 2013, the Issuers and the Trustee also entered into a Release of Guarantees of Certain Guarantors, pursuant to which the Company’s guarantee of the 7.75% Notes was released and the guarantees of certain other guarantors were released, in each case in accordance with the Indenture.

Components of Indebtedness

As of September 30, 2013, the Company’s outstanding debt included the following:

(dollars in millions)	Current Portion as of September 30, 2013	Long-Term Portion as of September 30, 2013	Total Outstanding as of September 30, 2013
Revolving Credit Facility under the Senior
Secured Credit Facilities	$—	$—	$—
Term loans under the Senior Secured
Credit Facilities	184	1,857	2,041
7.75% Notes (including $6 unamortized premium)	1	1,255	1,256

Total	$185	$3,112	$3,297

As of September 30, 2013, scheduled mandatory principal repayments of long-term debt for the period from October 1, 2013 to December 31, 2013 and in each of the five years ending December 31, 2014 through 2018 were as follows:

(dollars in millions) Year Ending December 31,	Aggregate Maturities
2013 (remaining)	$46
2014	184
2015	198
2016	83
2017	83
2018	2,697

Total long-term debt to be settled in cash	$3,291
7.75% Notes unamortized premium	6

Total long-term debt	$3,297

13. Stock-Based Compensation Plans

The Company’s stock-based compensation, including grants of non-qualified time-based vesting options to purchase ordinary shares and grants of time-based and performance-based vesting restricted ordinary shares/share units, is measured at fair value on the date of grant and is recognized in the statement of operations as compensation expense over the applicable vesting periods. For purposes of computing the amount of stock-based compensation attributable to time-based vesting options and time-based vesting restricted ordinary shares/share units expensed in any period, the Company treats such equity grants as serial grants with separate vesting dates. This treatment results in accelerated recognition of share-based compensation expense whereby 52% of the compensation is recognized in year one, 27% is recognized in year two, 15% is recognized in year three, and 6% is recognized in the final year of vesting. The Company treats performance-based vesting restricted ordinary share/share unit grants as vesting evenly over a four year vesting period, subject to the achievement of annual performance targets.

Total stock-based compensation expense recognized for the quarters ended September 30, 2013 and 2012 was $6 million and $5 million, respectively and for the nine months ended September 30, 2013 and 2012 was $19 million and $17 million, respectively. Unrecognized future stock-based compensation expense was $32 million as of September 30, 2013. This amount was set to be recognized as an expense over a remaining weighted average period of 1.2 years. In connection with the Acquisition, the Company recognized stock-based compensation expense on October 1, 2013 resulting from the accelerated vesting of certain outstanding awards of restricted shares/share units pursuant to the terms of the Company’s award agreements.

The Company has granted equity-based incentives to its employees comprised of restricted ordinary shares/share units and non-qualified options to purchase ordinary shares. All restricted ordinary shares/share units (whether time-based vesting or performance-based vesting) are granted and expensed, using the closing market price per share on the applicable grant date, over a four year vesting period. Non-qualified options to purchase ordinary shares are granted to employees at exercise prices per share equal to the closing market price per share on the date of grant.

The fair value of non-qualified options is determined on the applicable grant date using the Black-Scholes method of valuation and that amount is recognized as an expense over the four year vesting period. In establishing the value of the options on each grant date, the Company uses its actual historical volatility for its ordinary shares to estimate the expected volatility at each grant date. Beginning in September 2012, the dividend yield is calculated on the day of grant using the annual expected dividend under the Dividend Policy of $0.50 per share divided by the closing stock price on that given day. The options have a term of ten years. The Company assumes that the options will be exercised, on average, in six years. Using the Black-Scholes valuation model, the fair value of the options is based on the following assumptions:

	Nine months ended September 30, 2013	Year ended December 31, 2012
Dividend yield	2.54 - 3.49%	0 - 4.15%
Expected volatility	40.00%	38.00 - 40.00%
Risk-free interest rate	1.78 - 2.49%	1.76 - 1.87%
Expected term (years)	6.00	6.00

The weighted average remaining contractual term of all outstanding options to purchase ordinary shares granted was 6 years as of September 30, 2013.

The following is a summary of equity award activity for unvested restricted ordinary shares/share units in the period from December 31, 2012 through September 30, 2013:

	Restricted Share/Share Units Grants
(in millions except per share amounts)	Shares/Share Units	Weighted Average Fair Value per share on Grant Date
Unvested restricted ordinary shares/share units, at December 31, 2012	2.5	$19.03
Granted share units	2.2	14.32
Vested shares/share units	(0.8)	19.29
Forfeited shares/share units	(0.4)	16.45

Unvested restricted ordinary shares/share units, at September 30, 2013	3.5	$16.31

The following is a summary of equity award activity for non-qualified options to purchase ordinary shares in the period from December 31, 2012 through September 30, 2013:

	Options to Purchase Ordinary Shares
(in millions except per option amounts)	Options	Weighted Average Fair Value per Option on Grant Date	Weighted Average Exercise Price per Option
Balance at December 31, 2012	5.8	$6.29	$10.50
Granted options	1.3	4.09	14.41
Exercised options	(0.8)	6.97	6.20
Forfeited options	(0.3)	7.01	14.33

Balance at September 30, 2013	6.0	$5.71	$11.68

Vested and exercisable at September 30, 2013	3.8	$5.55	$9.84

The intrinsic value of non-qualified options to purchase ordinary shares is calculated as the difference between the closing price of the Company’s ordinary shares and the exercise price of the non-qualified options to purchase ordinary shares that had a strike price below the closing price. The total intrinsic value for the non-qualified options to purchase ordinary shares that are “in-the-money” as of September 30, 2013 was as follows:

(in millions except per option and per share amounts)	Number of Options	Weighted Average Exercise Price per Option	Closing Stock Price per Share	Total Intrinsic Value
Balance outstanding at September 30, 2013	6.0	$11.68	$22.93	$67
Vested and exercisable at September 30, 2013	3.8	$9.84	$22.93	$50

14. Commitments and Contingencies

Product Development Agreements

In July 2007, the Company entered into an agreement with Paratek Pharmaceuticals Inc. (“Paratek”) under which it acquired certain rights to novel tetracyclines under development for the treatment of acne and rosacea. The Company paid an up-front fee of $4 million and agreed to reimburse Paratek for R&D expenses incurred during the term of the agreement. In September 2010, the Company made a $1 million milestone payment to Paratek upon the achievement of a developmental milestone. In June 2012, the Company made a $2 million milestone payment to Paratek upon the achievement of a developmental milestone which was included in R&D expenses in the nine months ended September 30, 2012. The Company may make additional payments to Paratek upon the achievement of certain developmental milestones that could aggregate up to $21 million. In addition, the Company agreed to pay royalties to Paratek based on the net sales, if any, of the products covered under the agreement.

In December 2008, the Company signed an agreement (the “Dong-A Agreement”) with Dong-A PharmTech Co. Ltd. (“Dong-A”), to develop and, if approved, market its orally-administered udenafil product, a PDE5 inhibitor for the treatment of erectile dysfunction (“ED”) in the United States. The Company paid $2 million in connection with signing the Dong-A Agreement. In March 2009, the Company paid $9 million to Dong-A upon the achievement of a developmental milestone related to the ED product under the Dong-A Agreement. The Company agreed to pay for all development costs incurred during the term of the Dong-A Agreement with respect to development of the ED product to be marketed in the United States, and the Company may make additional payments to Dong-A of up to $13 million upon the achievement of contractually-defined milestones in relation to the ED product. In addition, the Company agreed to pay a profit-split to Dong-A based on operating profit (as defined in the Dong-A Agreement), if any, resulting from the commercial sale of the ED product.

In February 2009, the Company acquired the U.S. rights to Apricus Biosciences, Inc.’s (formerly NexMed, Inc.) (“Apricus”) topically applied alprostadil cream for the treatment of ED and a prior license agreement between the Company and Apricus relating to the product was terminated. Under the terms of the acquisition agreement, the Company paid Apricus an up-front payment of $3 million. The Company also agreed to make a milestone payment of $2 million upon the FDA’s approval of the product’s New Drug Application. The Company continues to work to prepare its response to the non-approvable letter that the FDA delivered to Apricus in July 2008 with respect to the product.

In April 2010, the Company amended the Dong-A Agreement to add the right to develop, and if approved, market in the United States and Canada, Dong-A’s udenafil product for the treatment of lower urinary tract symptoms associated with Benign Prostatic Hyperplasia (“BPH”). As a result of this amendment, the Company made an up-front payment to Dong-A of $20 million in April 2010. Under the amendment, the Company may make additional payments to Dong-A in an aggregate amount of up to $25 million upon the achievement of contractually-defined milestones in relation to the BPH product. These payments would be in addition to the potential milestone payments in relation to the ED product described above. The Company also agreed to pay Dong-A a percentage of net sales of the BPH product in the United States and Canada, if any.

The Company and Sanofi are parties to the Collaboration Agreement pursuant to which they co-develop and market ACTONEL on a global basis, excluding Japan. ATELVIA, the Company’s risedronate sodium delayed-release product launched in January 2011 and currently sold in the United States and Canada, is also marketed pursuant to the Collaboration Agreement. See “Note 8” for additional information related to the Collaboration Agreement.

Other Commitments and Contingencies

In March 2012, the Company’s Fajardo, Puerto Rico manufacturing facility received a warning letter from the FDA. The warning letter raised certain violations of current Good Manufacturing Practices originally identified in a Form 483 observation letter issued by the FDA after an inspection of the Company’s Fajardo facility in June and July 2011. More specifically, the warning letter indicated that the Company failed to conduct a comprehensive evaluation of its corrective actions to ensure that certain stability issues concerning OVCON 50 were adequately addressed. In addition, the FDA cited the Company’s stability issues with OVCON 50 and the Company’s evaluation of certain other quality data, in expressing its general concerns with respect to the performance of the Company’s Fajardo quality control unit.

The Company takes these matters seriously and submitted a written response to the FDA in April 2012. Following its receipt of the Form 483 observation letter, the Company immediately initiated efforts to address the issues identified by the FDA. In March and April 2013, the FDA re-inspected the Fajardo facility and issued a Form 483 observation letter at the conclusion thereof that identified two observations, which did not directly relate to the issues listed in the warning letter. The Company provided its response to such observations to the FDA in early May 2013. In June 2013, the FDA issued the Company a warning letter close out letter, informing the Company that it had addressed the issues raised by the FDA in the warning letter.

In connection with the Acquisition, the Company incurred $34 million of SG&A expenses on October 1, 2013. These fees were contingent upon the successful completion of the Acquisition and were paid to the Company’s advisors.

15. Legal Proceedings

General Matters

The Company is involved in various legal proceedings, including product liability litigation, intellectual property litigation, antitrust litigation, false claims act litigation, employment litigation and other litigation, as well as government investigations. The outcome of such proceedings is uncertain, and the Company may from time to time enter into settlements to resolve such proceedings that could result, among other things, in the sale of generic versions of the Company’s products prior to the expiration of its patents.

The Company records reserves related to legal matters when losses related to such litigation or contingencies are both probable and reasonably estimable. The Company maintains insurance with respect to potential litigation in the normal course of its business based on its consultation with its insurance consultants and outside legal counsel, and in light of current market conditions, including cost and availability. The Company is responsible for any losses from such litigation that are not covered under its litigation insurance.

The following discussion is limited to the Company’s material on-going legal proceedings:

Product Liability Litigation

Hormone Therapy Product Liability Litigation

Beginning in early 2004, a number of product liability suits were filed against the Company as well as numerous other pharmaceutical companies, for personal injuries allegedly arising out of the use of hormone replacement therapy products, including but not limited to Warner Chilcott products FEMHRT, ESTRACE, ESTRACE Cream and medroxyprogesterone acetate. Under the purchase and sale agreement pursuant to which we acquired FEMHRT from Pfizer Inc. (“Pfizer”) in 2003, we agreed to assume certain product liability exposure with respect to claims made against Pfizer after March 5, 2003 and tendered to us relating to FEMHRT products. We successfully tendered 94 cases involving ESTRACE to Bristol-Myers Squibb Company (“BMS”) pursuant to an indemnification provision in the asset purchase agreement pursuant to which we acquired this product. The purchase agreement included an indemnification agreement whereby BMS indemnified us for product liability exposure associated with ESTRACE products shipped prior to July 2001.

Many of the cases originally filed against the Company have been dismissed. Approximately 12 cases remain pending against Warner Chilcott and/or other Company affiliates in state and federal courts and that have not been tendered successfully to other parties. The remaining cases are pending in various courts including a consolidated action in the United States District Court for the Eastern District of Arkansas (In re: Prempro Products Liability Litigation, MDL Docket No. 1507) as well as proceedings in the federal district court for the District of Minnesota and in the Philadelphia Common Pleas Court. Discovery in the individual cases has not been completed. The Company believes it has substantial meritorious defenses to these cases and maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if insurance does not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

ACTONEL Product Liability Litigation

The Company is a defendant in approximately 281 cases and a potential defendant with respect to approximately 390 unfiled claims involving a total of approximately 679 plaintiffs and potential plaintiffs relating to the Company’s bisphosphonate prescription drug ACTONEL. The claimants allege, among other things, that ACTONEL caused them to suffer osteonecrosis of the jaw (“ONJ”), a rare but serious condition that involves severe loss or destruction of the jawbone, and/or atypical fractures of the femur (“AFF”). All of the cases have been filed in either federal or state courts in the United States. The Company is in the initial stages of discovery in these litigations. The 390 unfiled claims involve potential plaintiffs that have agreed, pursuant to a tolling agreement, to postpone the filing of their claims against the Company in exchange for the Company’s agreement to suspend the statutes of limitations relating to their potential claims. In addition, the Company is aware of four purported product liability class actions that were brought against the Company in provincial courts in Canada alleging, among other things, that ACTONEL caused the plaintiffs and the proposed class members who ingested ACTONEL to suffer atypical fractures or other side effects. It is expected that these plaintiffs will seek class certification. Of the approximately 679 total ACTONEL-related claims, approximately 147 include ONJ-related claims, approximately 508 include AFF-related claims and approximately 4 include both ONJ and AFF-related claims. The Company is reviewing these lawsuits and potential claims and intends to defend these claims vigorously.

Sanofi, which co-promotes ACTONEL with the Company on a global basis pursuant to the Collaboration Agreement, is a defendant in many of the Company’s ACTONEL product liability cases. In some of the cases, manufacturers of other bisphosphonate products are also named as defendants. Plaintiffs have typically asked for unspecified monetary and injunctive relief, as well as attorneys’ fees. Under the Collaboration Agreement, Sanofi has agreed to indemnify the Company, subject to certain limitations, for 50% of the losses from any product liability claims in Canada relating to ACTONEL and for 50% of the losses from any product liability claims in the United States and Puerto Rico relating to ACTONEL brought prior to April 1, 2010, which would include approximately 90 claims relating to ONJ and other alleged injuries that were pending as of March 31, 2010 and not subsequently dismissed. Pursuant to the April 2010 amendment to the Collaboration Agreement, the Company will be fully responsible for any product liability claims in the United States and Puerto Rico relating to ACTONEL brought on or after April 1, 2010. The Company may be liable for product liability, warranty or similar claims in relation to products acquired from The Procter & Gamble Company (“P&G”) in October 2009 in connection with the Company’s acquisition (the “PGP Acquisition”) of P&G’s global branded pharmaceutical’s business (“PGP”), including ONJ-related claims that were pending as of the closing of the PGP Acquisition. The Company’s agreement with P&G provides that P&G will indemnify the Company, subject to certain limits, for 50% of the Company’s losses from any such claims, including approximately 88 claims relating to ONJ and other alleged injuries, pending as of October 30, 2009 and not subsequently dismissed.

The Company currently maintains product liability insurance coverage for claims aggregating between $30 million and $170 million, subject to certain terms, conditions and exclusions, and is otherwise responsible for any losses from such claims. The terms of the Company’s current and prior insurance programs vary from year to year and the Company’s insurance may not apply to, among other things, damages or defense costs related to the above mentioned HT or ACTONEL-related claims, including any claim arising out of HT or ACTONEL products with labeling that does not conform completely to FDA approved labeling.

In May 2013, the Company entered into a settlement agreement in respect of up to 74 ONJ-related claims, subject to the acceptance thereof by the individual respective claimants. The Company recorded a charge in the nine months ended September 30, 2013 in the amount of $2 million in accordance with ASC Topic 450 “Contingencies” in connection with the Company’s entry into the settlement agreement. This charge represents the Company’s current estimate of the aggregate amount that is probable to be paid by the Company in connection with the settlement agreement. In October 2013, the Company entered into a separate settlement agreement in respect of up to 53 additional ONJ-related claims, subject to the acceptance thereof by the individual respective claimants. Assuming that all of the relevant claimants accept the settlement agreements, approximately 545 ACTONEL-related claims would remain outstanding, of which approximately 28 include ONJ-related claims, approximately 498 include AFF-related claims and approximately 4 include both ONJ and AFF-related claims. However, it is impossible to predict with certainty (i) the number of such individual claimants that will accept the settlement agreement or (ii) the outcome of any litigation with claimants rejecting the settlement or other plaintiffs and potential plaintiffs with ONJ, AFF or other ACTONEL-related claims, and the Company can offer no assurance as to the likelihood of an unfavorable outcome in any of these matters. An estimate of the potential loss, or range of loss, if any, to the Company relating to proceedings with (i) claimants rejecting the settlement or (ii) other plaintiffs and potential plaintiffs with ONJ, AFF or other ACTONEL-related claims is not possible at this time.

Gastroenterology Patent Matters

ASACOL HD

In September 2011, the Company received a Paragraph IV certification notice letter from Zydus Pharmaceuticals USA, Inc. (together with its affiliates, “Zydus”) indicating that Zydus had submitted to the FDA an Abbreviated New Drug Application (“ANDA”) seeking approval to manufacture and sell a generic version of the Company’s ASACOL 800 mg product (“ASACOL HD”). Zydus contends that the Company’s U.S. Patent No. 6,893,662, expiring in November 2021 (the “662 Patent”), is invalid and/or not infringed. In addition, Zydus indicated that it had submitted a Paragraph III certification with respect to Medeva Pharma Suisse AG’s (“Medeva”) U.S. Patent No. 5,541,170 (the “170 Patent”) and U.S. Patent No. 5,541,171 (the “171 Patent”), formulation and method patents which the Company exclusively licenses from Medeva covering the Company’s ASACOL products, consenting to the delay of FDA approval of the ANDA product until the ‘170 Patent and the ‘171 Patent expired in July 2013. In November 2011, the Company filed a lawsuit against Zydus in the U.S. District Court for the District of Delaware charging Zydus with infringement of the ‘662 Patent. The lawsuit results in a stay of FDA approval of Zydus’ ANDA for 30 months from the date of the Company’s receipt of the Zydus notice letter, subject to prior resolution of the matter before the court. While the Company intends to vigorously defend the ‘662 Patent and pursue its legal rights, the Company can offer no assurance as to when the pending litigation will be decided, whether the lawsuit will be successful or that a generic equivalent of ASACOL HD will not be approved and enter the market prior to the expiration of the ‘662 Patent in 2021. On December 7, 2013, we reached a settlement in principle with Zydus. Pursuant to the terms of the agreement in principle, Zydus will be permitted to launch its ANDA version of ASACOL HD on November 15, 2015. If Zydus does not obtain FDA approval of its ANDA version of ASACOL HD by July 1, 2016, the Company will provide Zydus with an authorized generic version of the product for sale within the United States. The settlement remains subject to execution of definitive documentation.

Osteoporosis Patent Matters

ACTONEL

ACTONEL Once-a-Month

In August 2008, December 2008 and January 2009, PGP and Hoffman-La Roche Inc. (“Roche”) received Paragraph IV certification notice letters from Teva, Sun and Apotex Inc. and Apotex Corp. (together “Apotex”), indicating that each such company had submitted to the FDA an ANDA seeking approval to manufacture and sell generic versions of the ACTONEL 150 mg product (“ACTONEL OaM”). The notice letters contended that Roche’s U.S. Patent No. 7,192,938 (the “938 Patent”), a method patent expiring in November 2023 (including a 6-month pediatric extension of regulatory exclusivity) which Roche licensed to PGP with respect to ACTONEL OaM, was invalid, unenforceable or not infringed. PGP and Roche filed patent infringement suits against Teva in September 2008, Sun in January 2009 and Apotex in March 2009 in the U.S. District Court for the District of Delaware charging each with infringement of the ‘938 Patent. The lawsuits resulted in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of PGP’s and Roche’s receipt of notice, subject to the prior resolution of the matters before the court. The stay of approval of each of Teva’s, Sun’s and Apotex’s ANDAs has expired, and the FDA has tentatively approved Teva’s ANDA with respect to ACTONEL OaM. However, none of the defendants challenged the validity of the underlying ‘122 Patent, which covers all of the Company’s ACTONEL products, including ACTONEL OaM, and does not expire until June 2014 (including a 6-month pediatric extension of regulatory exclusivity). As a result, the Company does not believe that any of the defendants will be permitted to market their proposed generic versions of ACTONEL OaM prior to June 2014.

On February 24, 2010, the Company and Roche received a Paragraph IV certification notice letter from Mylan indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of ACTONEL OaM. The notice letter contends that the ‘938 Patent, which expires in November 2023 and covers ACTONEL OaM, is invalid and/or will not be infringed. The Company and Roche filed a patent suit against Mylan in April 2010 in the U.S. District Court for the District of Delaware charging Mylan with infringement of the ‘938 Patent based on its proposed generic version of ACTONEL OaM. The lawsuit resulted in a stay of FDA approval of Mylan’s ANDA for 30 months from the date of the Company’s and Roche’s receipt of notice, subject to prior resolution of the matter before the court. The stay of approval of Mylan’s ANDA has now expired. Since Mylan did not challenge the validity of the underlying ‘122 Patent, which expires in June 2014 (including a 6-month pediatric extension of regulatory exclusivity) and covers all of the Company’s ACTONEL products, the Company does not believe that Mylan will be permitted to market its proposed ANDA product prior to the June 2014 expiration of the ‘122 Patent (including a 6-month pediatric extension of regulatory exclusivity).

In October, November and December 2010 and February 2011, the Company and Roche received Paragraph IV certification notice letters from Sun, Apotex, Teva and Mylan, respectively, indicating that each such company had amended its existing ANDA covering generic versions of ACTONEL OaM to include a Paragraph IV certification with respect to Roche’s U.S. Patent No. 7,718,634 (the “634 Patent”). The notice letters contended that the ‘634 Patent, a method patent expiring in November 2023 (including a 6-month pediatric extension of regulatory exclusivity) which Roche licensed to the Company with respect to ACTONEL OaM, was invalid, unenforceable or not infringed. The Company and Roche filed patent infringement suits against Sun and Apotex in December 2010, against Teva in January 2011 and against Mylan in March 2011 in the U.S. District Court for the District of Delaware charging each with infringement of the ‘634 Patent. The Company believes that no additional 30-month stay is available in these matters because the ‘634 Patent was listed in the FDA’s Orange Book subsequent to the date on which Sun, Apotex, Teva and Mylan filed their respective ANDAs with respect to ACTONEL OaM. However, the underlying ‘122 Patent, which covers all of the Company’s ACTONEL products, including ACTONEL OaM, does not expire until June 2014 (including a 6-month pediatric extension of regulatory exclusivity).

The Company and Roche’s actions against Teva, Apotex, Sun and Mylan for infringement of the ‘938 Patent and the ‘634 Patent arising from each such party’s proposed generic version of ACTONEL OaM were consolidated for all pretrial purposes, and a consolidated trial for those suits was previously expected to be held in July 2012. Following an adverse ruling in Roche’s separate ongoing patent infringement suit before the U.S. District Court for the District of New Jersey relating to its Boniva® product, in which the court held that claims of the ‘634 Patent covering a monthly dosing regimen using ibandronate were invalid as obvious, Teva, Apotex, Sun and Mylan filed a motion for summary judgment in the Company’s ACTONEL OaM patent infringement litigation. In the motion, the defendants have sought to invalidate the asserted claims of the ‘938 Patent and ‘634 Patent, which cover a monthly dosing regimen using risedronate, on similar grounds. The previously scheduled trial has been postponed pending resolution of the new summary judgment motion. A hearing on Teva, Apotex, Sun and Mylan’s motions for summary judgment of invalidity and a separate motion by the Company and Roche for summary judgment of infringement took place on December 14, 2012. Oral arguments in Roche’s appeal of the adverse ruling concerning the ‘634 Patent in the Boniva® case took place on December 6, 2013. The Court of Appeals for the Federal Circuit has not issued a decision.

To the extent that any ANDA filer also submitted a Paragraph IV certification with respect to U.S. Patent No. 6,165,513 covering ACTONEL OaM, the Company has determined not to pursue an infringement action with respect to this patent. While the Company and Roche intend to vigorously defend the ‘938 Patent and the ‘634 Patent and protect their legal rights, the Company can offer no assurance as to when the lawsuits will be decided, whether the lawsuits will be successful or that a generic equivalent of ACTONEL OaM will not be approved and enter the market prior to the expiration of the ‘938 Patent and the ‘634 Patent in 2023 (including, in each case, a 6-month pediatric extension of regulatory exclusivity).

ATELVIA

In August and October 2011 and March 2012, the Company received Paragraph IV certification notice letters from Watson Laboratories, Inc.—Florida (together with Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.) and its subsidiaries, “Actavis”), Teva and Ranbaxy Laboratories Ltd. (together with its affiliates, “Ranbaxy”) indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of ATELVIA 35 mg tablets (“ATELVIA”). The notice letters contend that the Company’s U.S. Patent Nos. 7,645,459 (the “459 Patent”) and 7,645,460 (the “460 Patent”), two formulation and method patents expiring in January 2028, are invalid, unenforceable and/or not infringed. The Company filed a lawsuit against Actavis in October 2011, against Teva in November 2011 and against Ranbaxy in April 2012 in the U.S. District Court for the District of New Jersey charging each with infringement of the ‘459 Patent and ‘460 Patent. On August 21, 2012, the United States Patent and Trademark Office issued to the Company U.S. Patent No. 8,246,989 (the “989 Patent”), a formulation patent expiring in January 2026. The Company listed the ‘989 Patent in the FDA’s Orange Book, each of Actavis, Teva and Ranbaxy amended its Paragraph IV certification notice letter to contend that the ‘989 Patent is invalid and/or not infringed, and the Company amended its complaints against Actavis, Teva and Ranbaxy to assert the ‘989 Patent. The lawsuits result in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of the Company’s receipt of such defendant’s original notice letter, subject to prior resolution of the matter before the court. The Company does not believe that the amendment of its complaints against Actavis, Teva and Ranbaxy to assert the ‘989 Patent will result in any additional 30-month stay. In addition, none of the ANDA filers certified against the ‘122 Patent, which covers all of the Company’s ACTONEL and ATELVIA products and expires in June 2014 (including a 6-month pediatric extension of regulatory exclusivity). On October 2, 2013, Actavis divested its ANDA to Amneal Pharmaceuticals. No trial date has been set.

In September 2013, we received a Paragraph IV certification notice letter from Impax indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of ATELVIA. The notice letter contends that the ‘459 Patent, ‘460 Patent and ‘989 Patent are invalid, unenforceable and/or not infringed. We filed a lawsuit against Impax on October 23, 2013 (Warner Chilcott Co., LLC et al. v. Impax Labs., Inc., Case No. 13-cv-6403) in the U.S. District Court for the District of New Jersey charging Impax with infringement of the ‘459 Patent, ‘460 Patent and ‘989 Patent. No schedule or trial date has been set, and the Impax case has not been consolidated with the Teva, Amneal Pharmaceuticals and Ranbaxy case.

While the Company intends to vigorously defend the ‘459 Patent, the ‘460 Patent and the ‘989 Patent and pursue its legal rights, the Company can offer no assurance as to when the lawsuits will be decided, whether such lawsuits will be successful or that a generic equivalent of ATELVIA will not be approved and enter the market prior to the expiration of the ‘989 Patent in 2026 and/or the ‘459 Patent and the ‘460 Patent in 2028.

Hormonal Contraceptive Patent and Other Litigation Matters

Generess® Fe

On November 22, 2011, WCCL sued Mylan and Famy Care in the United States District Court for the District of New Jersey, alleging that sales of norethindrone and ethinyl estradiol and ferrous fumarate tablets, a generic version of the Company’s Generess® Fe tablets (which is exclusively licensed by Warner Chilcott), would infringe U.S. Patent No. 6,667,050 (the “050 Patent”) (Warner Chilcott Company LLC v. Mylan Inc., et al., Case No. 11cv6844). The complaint seeks injunctive relief. On December 12, 2011 we sued Lupin in the United States District Court for the District of New Jersey, alleging that sales of Lupin’s generic version of Generess® Fe would infringe the ‘050 Patent. (Warner Chilcott Company LLC v. Lupin Ltd., et al., Case No. 11cv7228). The complaint seeks injunctive relief. Our lawsuits against Mylan and Lupin have been consolidated and remain pending. Pursuant to the provisions of the Hatch-Waxman Act, the FDA is precluded from granting final approval to the generic applicants until the earlier of thirty months after the generic applicant provided us with notice of its ANDA filing or the generic applicant prevails in the pending litigation. The trial is scheduled to begin on January 13, 2014. The Company believes it has meritorious claims to prevent the generic applicants from launching a generic version of Generess Fe. However, if a generic applicant prevails in the pending litigation or launches a generic version of Generess Fe before the pending litigation is finally resolved, it could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Other LOESTRIN 24 FE Litigation

On April 5, 2013, two putative class actions were filed in the federal district court (New York Hotel Trades Council & Hotel Assoc. of New York City, Inc. Health Benefits Fund v. Warner Chilcott Pub. Ltd. Co., et al., D.N.J., Civ. No. 13-02178, and United Food and Commercial Workers Local 1776 & Participating Employers Health and Welfare Fund v. Warner Chilcott (US), LLC, et al., E.D.Pa., No. 13-01807) against Warner Chilcott (US), LLC and certain affiliates, Actavis, Inc. and certain affiliates, and Lupin, Ltd. and certain affiliates, alleging that our 2009 patent lawsuit settlements with Watson Pharmaceuticals, which at the time was an unrelated company, and Lupin Pharmaceuticals related to Loestrin 24 Fe® (norethindrone acetate/ethinyl estradiol tablets and ferrous fumarate tablets, “Loestrin 24®”) are unlawful. The complaints, both asserted on behalf of putative classes of end-payors, generally allege that in exchange for substantial payments from the Company, Watson and Lupin improperly delayed launching generic versions of Loestrin 24® in violation of federal and state antitrust and consumer protection laws. The complaints each seek declaratory and injunctive relief and damages. On April 15, 2013, the plaintiff in New York Hotel Trades withdrew its complaint and, on April 16, 2013, refiled it in the federal court for the Eastern District of Pennsylvania (New York Hotel Trades Council & Hotel Assoc. of New York City, Inc. Health Benefits Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa., Civ. No. 13-02000). Additional complaints have been filed by different plaintiffs seeking to represent the same putative class of end-payors (A.F. of L. – A.G.C. Building Trades Welfare Plan v. Warner Chilcott, et al., D.N.J. 13-02456, Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa. Civ. No. 13-02014). Electrical Workers 242 and 294 Health & Welfare Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa. Civ. No. 13-2862 and City of Providence v. Warner Chilcott Public Ltd. Co., et al., D.R.I. Civ. No. 13-307). In addition to the end-payor suits, two lawsuits have been filed on behalf of a class of direct payors (American Sales Company, LLC v. Warner Chilcott Public Ltd., Co. et al., D.R.I. Civ. No. 12-347 and Rochester Drug Co-Operative Inc., v. Warner Chilcott (US), LLC, et al., E.D.Pa. Civ. No. 13-133476). On June 18, 2013, defendants filed a motion with the Judicial Panel on Multidistrict Litigation (“JPML”) to consolidate these cases in one federal district court. The JPML issued an order on October 3, 2013 transferring all related Loestrin 24 cases to the federal court for the District of Rhode Island. A preliminary hearing was held on November 4, 2013. Following the preliminary hearing, on December 6, 2013, plaintiffs filed a consolidated complaint. Defendants’ motions to dismiss the complaint must be filed by February 7, 2014. The consolidated case is still in its early stages and discovery has not yet begun on either the class allegations or merits. The Company anticipates additional claims or lawsuits based on the same or similar allegations.

The Company intends to defend against these actions vigorously. However, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to when the lawsuits will be decided, whether the Company will be successful in its defense and whether any additional similar suits will be filed. These actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

LO LOESTRIN FE

In July 2011 and April 2012, the Company received Paragraph IV certification notice letters from Lupin and Actavis indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of the Company’s oral contraceptive, LO LOESTRIN FE. The notice letters contend that the ‘394 Patent and the Company’s U.S. Patent No. 7,704,984 (the “984 Patent”), which cover LO LOESTRIN FE and expire in 2014 and 2029, respectively, are invalid and/or not infringed. The Company filed a lawsuit against Lupin in September 2011 and against Actavis in May 2012 in the U.S. District Court for the District of New Jersey charging each with infringement of the ‘394 Patent and the ‘984 Patent. The Company granted Lupin and Actavis covenants not to sue on the ‘394 Patent with regard to their ANDAs seeking approval for a generic version of LO LOESTRIN FE, and the court dismissed all claims concerning the ‘394 Patent in the Lupin and the Actavis litigations in December 2012 and February 2013, respectively. The lawsuits result in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of the Company’s receipt of such defendant’s notice letter, subject to the prior resolution of the matter before the court. On October 2, 2013, Actavis divested its ANDA to Amneal Pharmaceuticals. On October 4, 2013, Amneal Pharmaceuticals was substituted for Actavis as a defendant. A joint trial began on October 7, 2013 and concluded on October 17, 2013. The Court has not issued its decision.

While the Company intends to vigorously defend the ‘984 Patent and pursue its legal rights, it can offer no assurance as to when the lawsuits will be decided, whether such lawsuits will be successful or that a generic equivalent of LO LOESTRIN FE will not be approved and enter the market prior to the expiration of the ‘984 Patent in 2029.

Dermatology Patent and Other Litigation Matters

DORYX Patent Litigation

In March 2009, the Company and Mayne Pharma International Pty. Ltd. (“Mayne”) received Paragraph IV certification notice letters from Impax and Mylan indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of DORYX 150. The notice letters contended that Mayne’s ‘161 Patent expiring in 2022 was not infringed. In March and May 2009, the Company and Mayne, which licenses the ‘161 Patent to the Company, filed lawsuits against Impax and Mylan, respectively, in the U.S. District Court for the District of New Jersey, charging each with infringement of the ‘161 Patent. The resulting 30-month stay of FDA approval of each of Mylan’s and Impax’s ANDAs with respect to DORYX 150 expired in September 2011. In advance of that stay’s expiration, the Company and Mayne filed a motion in the District Court for a preliminary injunction (“PI”) to prevent an “at-risk” launch by Mylan of its generic version of DORYX 150. On September 22, 2011, the District Court entered a PI against Mylan and, in connection therewith, required the Company and Mayne to post a bond in the amount of $36 million (the “Bond”) in respect of damages, if any, that might result to Mylan should the PI later be determined to have been improvidently granted. The Company and Mayne posted the Bond and Mylan appealed the District Court’s grant of the PI to the U.S. Court of Appeals for the Federal Circuit. The Federal Circuit vacated the PI on December 12, 2011 due to the District Court’s failure to hold an evidentiary hearing, and suggested that the District Court consolidate such an evidentiary hearing with the trial and consider entry of a temporary restraining order (“TRO”) prohibiting Mylan from launching a generic version of DORYX 150 until the District Court rendered its decision on the merits.

In September 2011, the Company received FDA approval for a dual-scored DORYX 150 product, which today accounts for all but a de minimis amount of the Company’s DORYX net sales, and filed a citizen petition requesting that the FDA refrain from granting final approval to any DORYX 150 ANDA unless the ANDA filer’s product also adopts a dual-scored configuration and has the same labeling as the Company’s dual-scored DORYX 150 product. On February 8, 2012, the FDA denied the Company’s citizen petition and granted final approval to Mylan for its generic version of DORYX 150. As of July 15, 2013, Impax has not yet received final approval of its ANDA from the FDA with respect to DORYX 150 and has forfeited its “first filer” status.

The actions against Mylan and Impax were consolidated and a trial was held in early February 2012, during which Mylan agreed to the entry of the TRO. In entering the TRO, the District Court denied Mylan’s request that the Company post another bond or the Bond amount be increased from $36 million. On April 30, 2012, the District Court issued its opinion upholding the validity of the ‘161 Patent, but determining that neither Mylan’s nor Impax’s proposed generic version of DORYX 150 infringed the ‘161 Patent. The Company appealed the non-infringement determinations, and Impax and Mylan appealed the District Court’s denial of their attorney’s fees. On September 7, 2012, the Federal Circuit affirmed the District Court’s decision. The Company determined not to petition the panel for a rehearing and the Federal Circuit’s judgment issued on October 15, 2012.

As a consequence of the District Court’s April 30th ruling, Mylan entered the market with its FDA approved generic equivalent of DORYX 150 in early May 2012. Under settlement agreements previously entered into with Heritage Pharmaceuticals Inc. (“Heritage”) and Sandoz Inc. (“Sandoz”) in connection with their respective ANDA challenges, each of Heritage and Sandoz can market and sell a generic equivalent of DORYX 150 upon receipt of final FDA approval for its generic product.

The loss of exclusivity for DORYX 150 resulted in a significant decline in the Company’s DORYX 150 revenues in the year ended December 31, 2012. In addition, the Company recorded an impairment charge of $101 million in the quarter ended June 30, 2012 related to its DORYX intangible asset. On November 9, 2012, Mylan made an application to the District Court seeking to recover damages under the Bond, alleging it was damaged from the District Court’s entry of injunctions prior to the District Court’s decision on the merits. The Company recorded a charge in the quarter ended September 30, 2012 in accordance with ASC Topic 450 “Contingencies” in the amount of $6 million in connection with the Federal Circuit’s judgment and Mylan’s application for damages. In September 2013, the Company and Mayne entered into a settlement and release agreement with Mylan to resolve Mylan’s damages claim under the Bond. Pursuant to the agreement, among other things, (i) the Company agreed to pay $12 million to Mylan in full satisfaction of Mylan’s damages claim under the Bond and (ii) Mylan’s damages claim was dismissed and the Bond was released. On September 11, 2013, the District Court entered an order releasing the Bond and dismissing Mylan’s damages claim. In connection with the Company’s entry into the agreement, the Company recorded an incremental charge in the quarter ended September 30, 2013 in the amount of $6 million in accordance with ASC Topic 450 “Contingencies”, in addition to the $6 million charge that the Company previously recorded in the quarter ended September 30, 2012. These charges represent the amount paid by the Company in connection with the settlement and release agreement.

Other DORYX Litigation

In July 2012, Mylan filed a complaint against the Company and Mayne in the U.S. District Court for the Eastern District of Pennsylvania alleging that the Company and Mayne prevented or delayed Mylan’s generic competition to the Company’s DORYX products in violation of U.S. federal antitrust laws and tortiously interfered with Mylan’s prospective economic relationships under Pennsylvania state law. In the complaint, Mylan seeks unspecified treble and punitive damages and attorneys’ fees.

Following the filing of Mylan’s complaint, three putative class actions were filed against the Company and Mayne by purported direct purchasers, and one putative class action was filed against the Company and Mayne by purported indirect purchasers, each in the same court. In each case the plaintiffs allege that they paid higher prices for the Company’s DORYX products as a result of the Company’s and Mayne’s alleged actions preventing or delaying generic competition in violation of U.S. federal antitrust laws and/or state laws. Plaintiffs seek unspecified injunctive relief, treble damages and/or attorneys’ fees. The court consolidated the purported class actions and the action filed by Mylan and ordered that all the pending cases proceed on the same schedule.

On February 5, 2013, four retailers including HEB Grocery, Safeway, Inc., Supervalu, Inc. and Walgreen Co., filed in the same court a civil antitrust complaint in their individual capacities against the Company and Mayne regarding DORYX. (Walgreen Co., Safeway, Inc., Supervalu, Inc. and HEB Grocery Co, LP. v. Warner Chilcott Public Limited Co., et al., E.D.Pa. No. 13-cv-00658). On March 28, 2013, another retailer, Rite Aid, filed a similar complaint in the same court. (Rite Aid Corp. v. Warner Chilcott Public Limited Co., et al., E.D.Pa. No. 13-cv-01644). Both retailer complaints recite similar facts and assert similar legal claims for relief to those asserted in the related cases described above. Both retailer complaints have been consolidated with the cases described above. On December 5, 2013, the International Union of Operating Engineers Local 132 Health and Welfare Fund, from Huntington West Virginia, filed a complaint on behalf of a purported class of indirect purchasers in the same district court. (International Union of Operating Engineers Local 132 Health and Welfare Fund v. Warner Chilcott Public Limited Company, et al., E.D.Pa. No. 13-cv-07096). This complaint contains similar allegations and legal claims as the other Doryx antitrust suits and includes claims under West Virgina state law. The plaintiffs have moved the court to consolidated this case with the others described above.

The Company and Mayne moved to dismiss the claims of Mylan, the direct purchasers, the indirect purchasers and the retailers. On November 21, 2012, the Federal Trade Commission filed with the court an amicus curiae brief supporting the plaintiffs’ theory of relief. On June 12, 2013, the court entered a denial, without prejudice, of the Company and Mayne’s motions to dismiss. Discovery is ongoing in the consolidated cases. The direct purchaser plaintiffs and indirect purchaser plaintiffs have filed motions for class certification in the case. On November 7, 2013, the Company, the direct purchaser plaintiffs, and the opt-out direct purchaser plaintiffs participated in a mediation. The mediation resulted in a November 13, 2013 agreement in principle to settle the claims asserted by the direct purchaser plaintiffs for a one-time payment of $15 million. The Company believes it has meritorious defenses to the remaining claims and intends to continue to vigorously defend its rights in the litigation. However, based on the terms of settlement negotiated in principle with the direct purchaser plaintiffs, the Company currently intends to engage in settlement discussions with the remaining plaintiffs in order to resolve the litigation in its entirety and has a reasonable expectation that it can negotiate settlements on similar terms. On November 20, 2013, the court denied without prejudice the indirect purchaser plaintiffs’ motion for class certification, and granted leave to file an amended motion for class certification by December 31, 2013. The indirect purchaser plaintiffs thereafter requested an extension of time to file their renewed motion for class certification until January 7, 2014. The direct purchaser plaintiffs’ motion for class certification remains pending before the court, with no class having yet been certified.

The Company intends to seek settlements with the plaintiffs to resolve the remaining claims. If the Company is unable to settle the pending claims on reasonable terms, it intends to vigorously defend its rights in the litigations. It is impossible to predict with certainty the outcome of any litigation and, if the matters are not resolved through settlement, the Company can offer no assurance as to when the lawsuits will be decided, whether the Company will be successful in its defense and whether any additional similar suits will be filed. The plaintiffs collectively seek approximately $1.2 billion in compensatory damages. The Company believes these amounts are unfounded and without merit. However, any award of compensatory damages could be subject to trebling. If these claims are successful such claims could adversely affect the Company and could have a material adverse effect on the Company’s business, financial condition, results of operation and cash flows.

Bayer Patent Litigation

In August 2012, Bayer Pharma AG (together with its affiliates, “Bayer”) filed a complaint against the Company in the U.S. District Court for the District of Delaware alleging that the Company’s manufacture, use, offer for sale, and/or sale of its LO LOESTRIN FE oral contraceptive product infringes Bayer’s U.S. Patent No. 5,980,940. In the complaint, Bayer seeks injunctive relief and unspecified monetary damages for the alleged infringement. In December 2012, Bayer amended the complaint to add a patent interference claim seeking to invalidate the Company’s ‘984 Patent, which covers the LO LOESTRIN FE product. A jury trial has been set for July 13, 2015. On February 19, 2013, Bayer filed a complaint against the Company in the U.S. District Court for the District of Nevada alleging that the Company’s LOESTRIN 24 FE oral contraceptive product infringes Bayer’s U.S. Patent No. RE43,916. Bayer voluntarily dismissed that complaint on October 17, 2013 and that litigation is therefore no longer pending.

Although it is impossible to predict with certainty the outcome of any litigation, the Company believes that it has a number of strong defenses to the allegations in the complaint and intends to vigorously defend the litigation. This case is in the early stages of litigation, and an estimate of the potential loss, or range of loss, if any, to the Company relating to this proceeding is not possible at this time.

Medicaid Drug Reimbursement Litigation

Numerous pharmaceutical companies, including the Company, have been named as defendants in a qui tam action pending in the United States District Court for the District of Massachusetts (United States of America ex rel. Constance A. Conrad v. Abbott Laboratories, Inc. et. al., USDC Case No. 02- CV-11738-NG). The seventh amended complaint alleges that the defendants falsely reported to the United States that certain pharmaceutical products were eligible for Medicaid reimbursement and thereby allegedly caused false claims for payment to be made through the Medicaid program. In July 2011, the plaintiff served a tenth amended complaint that unseals the action in its entirety and continues to allege the previously asserted claims. All named defendants filed a Joint Motion to Dismiss the Tenth Amended Complaint on December 9, 2011. On February 25, 2013, the court granted the motion to dismiss as to all defendants. The plaintiff may appeal. On September 11, 2013, a new action was filed against the Company and numerous other pharmaceutical company defendants by the State of Louisiana based on the same core set of allegations as asserted in the Conrad qui tam action. Additional actions alleging similar claims could be asserted. The Company believes that it has meritorious defenses to the claims and intends to vigorously defend itself against such allegations. However, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to when the lawsuits will be decided, whether the Company will be successful in its defense and whether any additional similar suits will be filed. These actions or similar actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Governmental Investigation and False Claims Act Litigation

Beginning in February 2012, the Company, along with several current and former non-executive employees in its sales organization and certain third parties, received subpoenas from the United States Attorney for the District of Massachusetts. The subpoena received by the Company seeks information and documentation relating to a wide range of matters, including sales and marketing activities, payments to people who are in a position to recommend drugs, medical education, consultancies, prior authorization processes, clinical trials, off-label use and employee training (including with respect to laws and regulations concerning off-label information and physician remuneration), in each case relating to all of the Company’s current key products. The Company is cooperating in responding to the subpoena but cannot predict or determine the impact of this inquiry on its future financial condition or results of operations.

The Company is aware of two qui tam complaints filed by former Company sales representatives and unsealed in February and March 2013. The unsealed qui tam complaints allege that the Company violated Federal and state false claims acts and other state laws through the promotion of all of the Company’s current key products by, among other things, making improper claims concerning the products, providing kickbacks to physicians and engaging in improper conduct concerning prior authorizations. The complaints seek, among other things, treble damages, civil penalties of up to eleven thousand dollars for each alleged false claim and attorneys’ fees and costs. Other similar complaints may exist under seal. The United States of America has elected not to intervene at this time in each of the unsealed qui tam actions, stating at the times of the relevant seal expirations that its investigation of the allegations raised in the relevant complaint was continuing and, as such, it was not able to decide at such time whether to intervene in the action. The United States of America may later seek to intervene, and its election does not prevent the plaintiffs/relators from litigating the actions. The Company intends to vigorously defend itself in the litigations. However, these cases are in the early stages of litigation, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to when the lawsuits will be decided, whether the Company will be successful in its defense and whether any additional similar suits will be filed. If these claims are successful, such claims could adversely affect the Company and could have a material adverse effect on the Company’s business, financial condition, results of operation and cash flows.

16. Income Taxes

The Company operates in many tax jurisdictions including: Ireland, the United States, the United Kingdom, Puerto Rico, Germany, Switzerland, Canada and other Western European countries. The Company’s effective tax rate for the quarter and nine months ended September 30, 2013 was 19% and 19%, respectively. The Company’s effective tax rate for the quarter and nine months ended September 30, 2012 was 14% and 25%, respectively. The effective income tax rate for interim reporting periods reflects the changes in income mix among the various tax jurisdictions in which the Company operates, the impact of discrete items, as well as the overall level of consolidated income before income taxes. The Company’s effective tax rate is impacted by a significant portion of the Company’s pretax income being generated in Puerto Rico, which is taxed at 2%. As a result, the estimated annual effective tax rates applied to income before discrete items for the periods are significantly below 35%. For the quarter and nine months ended September 30, 2013 the effective tax rate was favorably impacted by a foreign tax credit relating to the Puerto Rican excise tax. No other discrete items had a significant impact on the effective tax rate. For the nine months ended September 30, 2012, the discrete items, all of which negatively impacted the Company’s effective tax rate, included reserves related to the restructuring of certain of the Company’s Western European operations as well as the impairment charge relating to the DORYX intangible asset. The Company’s estimated annual effective tax rate for all periods includes the impact of changes in income tax liabilities related to reserves recorded under ASC Topic 740 “Accounting for Income Taxes.”

17. Segment Information

Effective October 1, 2012, the Company considers its business to be a single segment entity constituting the development, manufacture and sale on a global basis of pharmaceutical products. The Company’s chief operating decision maker (the “CEO”) evaluates the various global products on a net sales basis. Executives reporting to the CEO include those responsible for operations and supply chain management, R&D, sales and certain corporate functions. The CEO evaluates profitability, investment and cash flow metrics on a consolidated worldwide basis due to shared infrastructure and resources. In addition, the CEO reviews U.S. revenue specifically as it constitutes the substantial majority of the Company’s overall revenue. Prior to October 1, 2012, the Company’s business was organized as two segments: North America and the Rest of World, consistent with how the Company’s business was run at that time.

The following table presents total revenues by product for the quarters and nine months ended September 30, 2013 and 2012:

(dollars in millions)	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Revenue breakdown by product:
ASACOL	$123	$191	$416	$589
ACTONEL(1)	91	119	298	415
LO LOESTRIN FE	67	33	178	95
MINASTRIN 24 FE	62	—	62	—
DORYX	61	20	102	73
ESTRACE Cream	56	45	162	143
DELZICOL	42	—	114	—
ENABLEX	29	45	101	130
ATELVIA	17	19	54	51
LOESTRIN 24 FE	12	95	196	300
Other Women’s Healthcare	12	12	36	41
Other Hormone Therapy	9	11	32	32
Other Oral Contraceptives	2	3	14	13
Other products	9	8	20	32
Contract manufacturing product sales	7	2	15	8
Other revenue	2	3	7	7

Total revenue	$601	$606	$1,807	$1,929

(1)	Other revenue related to ACTONEL is combined with product net sales for purposes of presenting revenue by product.

The following table presents total revenue by significant country of domicile for the quarters and nine months ended September 30, 2013 and 2012:

(dollars in millions)	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
US	$517	$517	$1,566	$1,609
Canada	18	19	50	66
U.K. / Ireland	15	14	41	40
France	10	14	32	71
Spain	5	6	17	24
Puerto Rico	8	6	20	18
Other	15	15	39	51

Total net sales	588	591	1,765	1,879
Other revenue (1)	13	15	42	50

Total revenue	$601	$606	$1,807	$1,929

(1)	Includes royalty revenue and contractual payments from the Company’s co-promotion partners.

18. Reliance on Significant Suppliers

In the event that a significant supplier (including a third-party manufacturer, packager or supplier of certain active pharmaceutical ingredients, or “API”) suffers an event that causes it to be unable to manufacture or package the Company’s product or meet the Company’s API requirements for a sustained period and the Company is unable to obtain the product or API from an alternative supplier, the resulting shortages of inventory could have a material adverse effect on the Company’s business. The following table presents, by category of supplier, the percentage of the Company’s total revenues generated from products provided by each individual third-party supplier accounting for 10% or more of the Company’s total revenues.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
API Supply:
Cambrex Corporation	24%	27%	25%	26%
Lonza Inc.	18%	23%	19%	24%
Bayer	15%	18%	17%	18%

Manufacturing:
Norwich Pharmaceuticals Inc. (“NPI”)	18%	23%	19%	24%

Packaging:
NPI	25%	29%	27%	29%
AmerisourceBergen Corporation	12%	15%	13%	15%

19. Retirement Plans

The Company has defined benefit retirement pension plans covering certain employees in Western Europe. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and are subject to local country practices and market circumstances.

The net periodic benefit (income) of the Company’s non-U.S. defined benefit plans amounted to $0 and $(1) million for the quarters ended September 30, 2013 and 2012, respectively. Included in the net periodic benefit (income) for the quarters ended September 30, 2013 and 2012 are curtailment gains of $0 and $(1) million, respectively, in connection with the Western European restructuring described in “Note 4.” The net periodic benefit (income) of the Company’s non-U.S. defined benefit plans amounted to $0 and $(8) million for the nine months ended September 30, 2013 and 2012, respectively. Included in the net periodic benefit (income) for the nine months ended September 30, 2013 and 2012 are curtailment gains of $(1) million and $(9) million, respectively, in connection with the Western European restructuring.